Exhibit 10.12

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is entered into as of the        day of                 , 2010 by and between NetSpend Holdings, Inc., a Delaware corporation (the “Company”), and                      (“Indemnitee”).

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance and indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of the corporation.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities.  Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions.  At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself.

WHEREAS, the Amended and Restated Bylaws of the Company (the “Bylaws”) provide that the Company shall indemnify and advance expenses to all directors and officers of the Company in the manner set forth therein and to the fullest extent permitted by applicable law, and the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for limitation of liability for directors.  In addition, Indemnitee may be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”).  The Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification.

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons.

WHEREAS, Indemnitee is concerned that the protection available under the Company’s Certificate of Incorporation and Bylaws and insurance may not be adequate, and may not be willing to continue to serve as an officer or director of the Company, especially in the context of the possible sale of the Company, without greater certainty concerning such protection, and the Company desires Indemnitee to serve in such capacity and is willing to provide such greater certainty.

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and any resolutions adopted pursuant thereto and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1.             Indemnification.

1.1           Indemnification of Expenses.  If Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf relating to such Matter.  The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter.  To the extent that the Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

1.2           Advances.  In the event of any threatened or pending Proceeding in which Indemnitee is a party or is involved and that may give rise to a right of indemnification under this Agreement, following written request to the Company by Indemnitee, the Company shall promptly pay to Indemnitee amounts to cover Expenses reasonably incurred by Indemnitee in connection with such Proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of Indemnitee providing that Indemnitee will repay the advance if it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as provided in this Agreement and (ii) reasonably satisfactory evidence as to the amount of such Expenses.

1.3           Request for Indemnification.  To obtain indemnification, Indemnitee shall submit to the Secretary of the Company a written claim or request.  Such written claim or request shall contain sufficient information to reasonably inform the Company about the nature and extent of the indemnification or advance sought by Indemnitee.  The Secretary of the Company shall promptly advise the Board of Directors of such request.

1.4           Determination of Entitlement; No Change of Control.  If there has been no Change of Control at the time the request for indemnification is submitted, Indemnitee’s entitlement to indemnification shall be determined in accordance with Section 145(d) of the DGCL.  If entitlement to indemnification is to be determined by Independent Counsel, the Company shall furnish notice to Indemnitee within ten days after receipt of the request for indemnification notice specifying the identity and address of Independent Counsel.  The Indemnitee may, within 14 days after receipt of such written notice, deliver to the Company a written objection to such selection.  Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis for such assertion.  If there is an objection to the selection of Independent Counsel, either the Company or Indemnitee may petition the Court for a determination that the objection is without a reasonable basis or for the appointment of Independent Counsel selected by the Court.

1.5           Determination of Entitlement; Change of Control.  If there has been a Change of Control at the time the request for indemnification is submitted, Indemnitee’s entitlement to indemnification shall be determined in a written opinion by Independent Counsel selected by Indemnitee.  Indemnitee shall give the Company written notice advising of the identity and address of the Independent Counsel so selected.  The Company may, within 14 days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection.  Indemnitee may, within 14 days after the receipt of such objection from the Company, submit the name of another Independent Counsel and the Company may, within seven days after receipt of such written notice, deliver to the Indemnitee a written objection to such selection.  Any objections referred to in this Section 1.5 may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and such objection shall set forth with particularity the factual basis for such assertion.  Indemnitee may petition the Court for a determination that the Company’s objection to the first or second selection of Independent Counsel is without a reasonable basis or for the appointment as Independent Counsel selected by the Court.

1.6           Procedures of Independent Counsel.  If a Change of Control shall have occurred before the request for indemnification is sent by Indemnitee, Indemnitee shall be presumed (except as otherwise expressly provided in this Agreement) to be entitled to indemnification upon submission of a request for indemnification in accordance with Section 1.3 hereof, and thereafter the Company shall have the burden of proof to overcome the presumption in reaching a determination contrary to the presumption.  The presumption shall be used by Independent Counsel as a basis for a determination of entitlement to indemnification unless the Company provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel convinces him by clear and convincing evidence that the presumption should not apply.

Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons empowered under Section 1.4 or 1.5 hereof to determine entitlement to indemnification shall not have made and furnished to Indemnitee in writing a determination within 60 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and

Indemnitee shall be entitled to such indemnification unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by applicable law.  The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.  A person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan of the Company shall be deemed to have acted in a manner not opposed to the best interests of the Company.

For purposes of any determination hereunder, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal Proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Company or another enterprise or on information, opinions, reports or statements presented to him or to the Company by any of the Company’s officers, employees or directors, or by any other person as to matters the person reasonably believes are in such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or another enterprise in the course of their duties or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise.  The term “another enterprise” as used in this Section 1.6 shall mean any other corporation or any partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise for which such person is or was serving at the request of the Company as a director, officer, employee or agent.  The provisions of this paragraph shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnitee may be deemed to have met the applicable standards of conduct for determining entitlement to rights under this Agreement.

1.7           Independent Counsel Expenses.  The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Agreement and in any Proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent Counsel was selected or appointed.  No Independent Counsel may serve if a timely objection has been made to his selection until a court has determined that such objection is without a reasonable basis.

1.8           Adjudication.  In the event that (i) a determination is made pursuant to Section 1.4 or 1.5 hereof that Indemnitee is not entitled to indemnification under this Agreement; (ii) advancement of Expenses is not timely made pursuant to Section 1.2 hereof; (iii) Independent Counsel has not made and delivered a written opinion determining the request for indemnification (a) within 90 days after being appointed by the Court, (b) within 90 days after objections to his selection have been overruled by the Court or (c) within 90 days after the time for the Company or Indemnitee to object to his selection; or (iv) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or is deemed to have been made pursuant to Section 1.4, 1.5 or 1.6 hereof, Indemnitee shall be entitled to an adjudication by the Court of his entitlement to such indemnification or advancement of Expenses.  In the event that a determination shall have been made that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 1.8 shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.  If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section 1.8, the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.  If a determination shall have been made or is deemed to have been made that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 1.8, or otherwise, unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 1.8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable.  If Indemnitee, pursuant to this Section 1.8, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Agreement, and if he prevails therein, then Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication.  If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, then the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be prorated.

1.9           Participation by the Company.  With respect to any Proceeding: (a) the Company will be entitled to participate therein at its own expense; (b) except as otherwise provided below, to the extent that it may wish, the Company (jointly with any other indemnifying party similarly notified) will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; and (c) the Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld.  After receipt of notice from the Company to Indemnitee of the Company’s election to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than as otherwise provided below.  Indemnitee shall have the right to employ his own counsel in such action, suit, proceeding or investigation but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless the employment of counsel by Indemnitee has been authorized by the Company, or Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action, or the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel employed by Indemnitee shall be subject to indemnification pursuant to the terms of this Agreement.  The Company shall not be entitled to assume the defense of any Proceeding brought in the name of or on behalf of the Company or as to which Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action.  The Company shall not settle any action or claim in any manner which would impose any limitation or un-indemnified penalty on Indemnitee without Indemnitee’s written consent, which consent shall not be unreasonably withheld.

1.10         Insurance and Subrogation.  If, at the time of the receipt by the Company of a notice of a Claim pursuant to this Agreement, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all reasonably necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

Except as provided in Section 1.11, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if, but only to the extent that, Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.  Except as provided in Section 1.11, in the event of any payment hereunder, the Company shall be subrogated to the extent of such payment to all the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action reasonably requested by the Company to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

1.11         Primacy of Indemnification.  The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by third parties (collectively, the “Fund Indemnitors”).  The Company hereby agrees (a) that the Company is the indemnitor of first resort with respect to the Corporate Status of the Indemnitee (i.e., the Company’s obligations to the Indemnitee are primary, and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee in connection with the Corporate Status of such Indemnitee are secondary), (b) that the Company shall be required to advance the full amount of expenses incurred by the Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Company’s certificate of incorporation or bylaws, without regard to any rights the Indemnitee may have against the Fund Indemnitors, and, (c) that the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Company shall affect the foregoing, and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company.

The Company and the Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 1.11.

1.12         Selection of Counsel.  In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, the Company shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, delayed or conditioned, upon the delivery to Indemnitee of written notice of its election so to do.  After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim; provided that, (i) Indemnitee shall have the right to employ Indemnitee’s counsel in any such Claim at Indemnitee expense and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.  The Company shall have the right to conduct such defense as it sees fit in its sole discretion; provided, however, that the Company shall not be entitled to settle any claim against Indemnitee without the consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of monetary relief for which the Indemnitee will be indemnified and does not include a statement or an admission of fault or culpability by or on behalf of the Indemnitee.

2.             Additional Indemnification Rights; Nonexclusivity.

2.1           Scope.  The Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation or the Company’s Bylaws.  In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its Board or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change.  In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its Board or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 6.1 hereof.

2.2           Nonexclusivity.  The rights of indemnification and advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled to under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise.  The rights to indemnification and advancement of Expenses provided by, or granted pursuant to, this Agreement shall be deemed vested at the time a person becomes a director or officer of the Company and no subsequent amendment, alteration or repeal of this Agreement or any other provision of the Certificate of Incorporation or the Bylaws shall adversely affect the rights of any person that is or was a director or officer with respect to events, actions or circumstances occurring, in whole or in part, prior to such amendment, alteration or repeal.  The provisions of this Agreement shall continue as to an Indemnitee whose Corporate Status has ceased for any reason and shall inure to the benefit of his or its heirs, executors, administrators, successors or assigns.  Neither the provisions of this Agreement nor those of any agreement to which the Company is a party shall be deemed to preclude the indemnification of any person who is not specified in this Agreement as having the right to receive indemnification or is not a party to any such agreement, but whom the Company has the power or obligation to indemnify under the provisions of the DGCL.

3.             Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

4.             Mutual Acknowledgement.  Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise.  Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee; provided, however, that such determination shall in no event affect Indemnitee’s right to recovery under any insurance policy contemplated by Section 5 hereof.

5.             Liability Insurance.  To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, agent or fiduciary.

6.             Exceptions.  Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

6.1           Excluded Action or Omissions.  To indemnify Indemnitee for Indemnitee’s acts, omissions or transactions from which Indemnitee or the Indemnitee may not be relieved of liability under applicable law;

6.2           Claims Initiated by Indemnitee.  To indemnify or advance expenses to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to Claims for Indemnifiable Events, (ii) in specific cases if the Board has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the DGCL, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be;

6.3           Lack of Good Faith.  To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous;

6.4           Claims Under Section 16(b).  To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any similar successor statute;

6.5           Proceeding by or in the Right of the Company.  To indemnify for judgments, fines and penalties incurred in connection with the defense or settlement of any Claim by or in the right of the Company to procure a judgment in its favor (except to the extent indemnification is permitted under Section 145(b) of the DGCL);

6.6           Fraudulent Conduct.  To indemnify Indemnitee for any Expenses, judgments, fines or penalties resulting from Indemnitee’s conduct which is finally adjudged to have been willful misconduct, knowingly fraudulent or deliberately dishonest; or

6.7           Unlawful Payment.  If a court of competent jurisdiction finally determines that such payment hereunder is unlawful.

7.             Construction of Certain Phrases.

7.1           Company.  References to “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

7.2           Definitions.  For purposes of this Agreement:

“Change of Control” means a change in control of the Company after the date Indemnitee acquired his Corporate Status, which shall be deemed to have occurred in any one of the following circumstances occurring after such date: (i) there shall have occurred an event that is or would be required to be reported with respect to the Company in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, if the Company is or were subject to such reporting requirement; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person’s attaining such percentage interest; (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including, for this purpose, any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

“Claim” any threatened, pending or completed action, suit, proceeding, arbitration or alternative dispute resolution mechanism, or any inquiry or investigation, whether conducted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

“Corporate Status” describes the status of an individual as a present or former director or officer of the Company, or as a director, officer or other designated legal representative of any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise for which an individual is or was serving as a director, officer or other designated legal representative at the request of the Company.

“Court” means the Court of Chancery of the State of Delaware or any other court of competent jurisdiction.

“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

“Indemnifiable Event” any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request (express or implied) of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

“Indemnitee” includes any person who is, or is threatened to be made, a witness in or a party to any Proceeding by reason of his Corporate Status.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

“Matter” is a claim, a material issue or a substantial request for relief.

“Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 1.8 hereof to enforce his rights under this Agreement.

8.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

9.             Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  This Agreement shall continue in effect with respect to Claims relating to Indemnifiable Events regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary of the Company or of any other enterprise at the Company’s request.

10.          Attorneys’ Fees.  In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action, and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, a court of competent jurisdiction over such action determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous.  In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including costs and expenses incurred with respect to Indemnitee counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, a court having jurisdiction over such action determines that each of Indemnitee material defenses to such action was made in bad faith or was frivolous.

11.          Notice.  Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if he anticipates or contemplates making a claim for indemnification or advancement of Expenses pursuant to the terms of this Agreement, notify the Company of the commencement of such Proceeding; provided, however, that any delay in so notifying the Company shall not constitute a waiver or release by Indemnitee of rights hereunder and that any omission by Indemnitee to so notify the Company shall not relieve the Company from any liability that it may have to Indemnitee otherwise than under this Agreement.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission, if delivered by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed if to Indemnitee, at the Indemnitee address as set forth on the Company’s records and if to the

Company at the address of its principal corporate offices (attention:  Secretary) or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

12.          Consent to Jurisdiction.  The Company and Indemnitee each hereby irrevocably consents to the jurisdiction of the courts of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

13.          Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

14.          Choice of Law.  This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents, entered into and to be performed entirely within the State of Delaware, without regard to the conflict of laws principles thereof.

15.          Amendment and Termination.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.          Integration and Entire Agreement.  This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

17.          No Construction as Employment Agreement.  Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NETSPEND HOLDINGS, INC.:		INDEMNITEE:

By:
Name:		Name:
Title:

Address:	701 Brazos Street	Address:
Suite 1300
Austin, TX 78701

SIGNATURE PAGE TO INDEMNIFICATION AGREEMENT